     Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom (Illinois)]

October 30, 2003

Rural Cellular Corporation
P.O. Box 2000
3905 Dakota Street SW
Alexandria, MN 56308

Re:	Rural Cellular Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to Rural Cellular Corporation, a Minnesota corporation (the “Company”), in connection with the public offering of up to $325,000,000 aggregate principal amount of the Company’s 9 7/8% Series B Senior Notes due 2010 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 9 7/8% Senior Notes due 2010 (the “Original Notes”) under an Indenture, dated as of August 1, 2003 (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of August 1, 2003 (the “Registration Rights Agreement”), by and among the Company, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

     In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (a) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

     (b) an executed copy of the Registration Rights Agreement;

     (c) an executed copy of the Indenture;

     (d) the Statement of Eligibility of the Trustee to act as trustee under the Indenture, filed with the Commission on the date hereof as an exhibit to the Registration Statement;

     (e) the form of the Exchange Notes; and

     (f) the agreements or instruments which are listed under Item 21(a) in Part II of the Registration Statement as exhibits 4.2, 4.3, 10.1(a) through 10.1(e) (collectively, the “Applicable Contracts”).

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed (i) the due authorization by all requisite action, corporate or other, by the parties thereto of such documents, (ii) the execution and delivery by the parties thereto of such documents and (iii) except to the extent we opine on such matters below with respect to the Exchange Notes, that such documents constitute valid and binding obligations of such parties. We have also assumed that (i) the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and (ii) the Company has complied with all aspects of applicable laws of all jurisdictions, including its jurisdiction of organization, in connection with the execution and delivery of such documents, the consummation of the Exchange Offer and performance of its obligations under the Exchange Notes, except that we do not make this assumption with respect to Opined on Law (as defined below). In rendering the opinion expressed below, we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern such documents, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

     Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinion herein stated.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     In rendering the opinions set forth above, we have assumed that (i) the execution and delivery by the Company of the Exchange Notes and the Indenture and (ii) the performance by the Company of its obligations thereunder, do not and will not conflict with or constitute a default under any agreement or instrument to which the Company or its properties are subject, except for the Applicable Contracts.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)